UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2015

Q THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52062	20-3708500
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

615 Arapeen Drive, Suite 102 Salt Lake City, UT		84108
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 582-5400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Effective November 18, 2015, David A. Green, age 53 was appointed to serve as Chief Financial Officer of the Company. Prior to joining Q Therapeutics in 2015, from January 2015 through October 2015, Mr. Green provided consulting services for a variety of healthcare companies regarding transaction strategy and execution. He served as Chief Financial Officer and Co-Head of Sales Operations at Catheter Connections, Inc., a venture financed medical device company from 2012 through 2014 where he raised a Series B round of debt and equity and managed revenue growth to a $10 million annual run rate. From 2011 to 2012, Mr. Green attended the University of Utah where he studied Accounting. From 2008 through 2010, Mr. Green was Vice President, Chief Financial Officer and Treasurer of SJW Corp. [NYSE: SJW] an investor owned utility serving Silicon Valley and parts of Texas. Mr. Green was Vice President, Chief Financial Officer and Treasurer of Specialized Health Products International, Inc., [OTC: SHPI] a medical device company, from 2006 until June 2008 when SHPI was acquired by C.R. Bard, Inc. Mr. Green managed the financial operations, investor relations and M&A activities for SHPI. From 2003 to September 2006, Mr. Green was a Managing Director of Duff & Phelps, LLC, an investment banking and financial advisory firm, where he led the life sciences investment banking practice in San Francisco, California. Mr. Green was a director in Ernst & Young’s Center for Strategic Transactions from 1998 through 2001 where he advised Silicon Valley technology and life science companies on transaction strategies for accelerating growth. Mr. Green is a graduate of the State University of New York and has an MBA degree from the University of Rochester. He is a registered CPA in the State of Illinois.

(e) In connection with Mr. Green’s appointment as CFO, the Company entered into an employment agreement with Mr. Green. The Employment Agreement sets forth Mr. Green’s duties and responsibilities as CFO, the terms of his compensation, stock option awards, the effect of a potential future termination event or change-in-control and other customary provisions. Under the Employment Agreement, Mr. Green will receive a base salary at an initial annual rate of $210,000, initially on a part-time basis, and an annual target bonus opportunity equal to 25% of his annual base salary. Mr. Green is also eligible for a special bonus of $20,000 upon close of an equity/and or debt financing in the cumulative amount of $15 million on or prior to June 30, 2016. Should such a financing close on or prior to January 8, 2016, the special bonus shall be increased to $40,000.

If Mr. Green is terminated by the Company without “cause” or by him for “good reason” (as those terms are defined in the Employment Agreement), he will receive up to 12 months’ payment of COBRA premiums and severance consisting of salary continuation for twelve months’ base salary, and accelerated vesting of unvested Company equity awards.

A copy of the Employment Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and is hereby incorporated by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Employment Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Employment Agreement between Q Therapeutics, Inc. and David A. Green and the Company dated November 11, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2015	Q THERAPEUTICS, INC.

	By:	/s/ STEVEN J. BORST
Steven J. Borst,
President and Chief Executive Officer